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                                                                EXHIBIT 10.9

                               PROMISSORY NOTE
                                   (TERM)


         $4,000,000.00                               DETROIT, MICHIGAN
         DUE DATE: SEPTEMBER 30, 2004  DATED: AS OF SEPTEMBER 30, 1997


     FOR VALUE RECEIVED, BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("Borrower"), promises to pay to the order of SUN COMMUNITIES, INC., a Maryland corporation ("Lender"), at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, or at such other place as Lender may designate in writing, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), plus interest as hereinafter provided, all in lawful money of the United States of America, in accordance with the terms hereof.

     The unpaid principal balance of this promissory note ("Note") shall bear interest, computed upon the basis of a year of 360 days for the actual number of days elapsed in a month, at a rate of interest of nine and 75/100 percent (9.75%) per annum (the "Effective Rate"). On the Due Date, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in full.

     This Note may not be paid in full or in part at any time prior to the third (3rd) anniversary of this Note. At any time after the third (3rd) anniversary of this Note, this Note may be paid in full or in part without payment of any prepayment fee or penalty. All payments received hereunder shall, at the option of Lender, first be applied against accrued and unpaid interest and the balance against principal. Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail, and no course of conduct or dealing shall affect Borrower's assumption of these risks.

     Upon the occurrence of any of the following events (each an "Event of Default"), Lender, at its option, and without notice to Borrower, may declare the entire unpaid principal balance of this Note and all accrued interest, together with all other indebtedness of Borrower to Lender, to be immediately due and payable: (a) failure to pay any principal or interest payment to Lender when due; (b) any statement, warranty or representation made in any of the Related Documents or in any Financial Statement is false or misleading; (c) breach of any covenant, term, condition or agreement stated in this Note, the Loan Agreement, the Related Documents or any agreement relating to Senior Debt;
(d) any cessation of Borrower's business or the termination of Borrower's existence by sale, dissolution, merger or otherwise; (e) any conveyance is made of substantially all of Borrower's assets, any assignment is made for the benefit of creditors, or if any insolvency, liquidation or reorganization proceeding shall be filed by or against Borrower under the Bankruptcy Code or otherwise; (f) any attachment, execution, levy, forfeiture, tax lien or similar writ or process is issued against any of Borrower's property; (g) any material adverse change occurs or is imminent the effect of which would be to substantially diminish Borrower's financial condition, business, or ability to perform its agreements with Lender; (h) any other indebtedness to Lender or any other creditor becomes due and remains unpaid after acceleration of the maturity or after the stated maturity; (i) Borrower incurs any indebtedness (other than Senior Debt) after the date hereof; or (j) a Change of Control Event.

     Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount hereof shall bear interest at a rate which is two percent (2.0%) per annum greater than the Effective Rate otherwise applicable.

        Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and Borrower's failure to pay the entire amount then due shall be and continue to be a default. Upon the occurrence of any default, neither the failure of Lender promptly to exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of Lender to demand strict performance of any other obligation of Borrower or any other person who may be liable hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of Borrower or any other person who may be liable hereunder.

     Borrower and all endorsees, sureties and guarantors hereof hereby jointly and severally waive

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presentment for payment, demand, notice of non-payment, notice of protest or protest of this Note, and Lender diligence in collection or bringing suit, and do hereby consent to any and all extensions of time, renewals, waivers or modifications as may be granted by Lender with respect to payment or any other provisions of this Note. The liability of Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party.

     Notwithstanding anything herein to the contrary, in no event shall Borrower be required to pay a rate of interest in excess of the Maximum Rate. The term "Maximum Rate" shall mean the maximum non-usurious rate of interest that Lender is allowed to contract for, charge, take, reserve or receive under the applicable laws of any applicable state or of the United States of America (whichever from time to time permits the highest rate for the use, forbearance or detention of money) after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder, or under any other document or instrument executed and delivered in connection therewith and the indebtedness evidenced hereby.

     In the event Lender ever receives, as interest, any amount in excess of the Maximum Rate, such amount as would be excessive interest shall be deemed a partial prepayment of principal, and, if the principal hereof is paid in full, any remaining excess shall be returned to Borrower. In determining whether or not the interest paid or payable, under any specified contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted by law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread the total amount of interest through the entire contemplated term of such indebtedness until payment in full of the principal (including the period of any extension or renewal thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.

     This Note is delivered in connection with that certain Subordinated Loan Agreement by and between Lender and Borrower (the "Loan Agreement"). Capitalized terms used but not otherwise defined in this Note shall have the meanings ascribed to such terms in the Loan Agreement.

     This Note shall be binding upon Borrower and its successors and assigns, and the benefits hereof shall inure to Lender and its successors and assigns. This Note has been executed in the State of Michigan, and all rights and obligations hereunder shall be governed by the laws of the State of Michigan.


                                         BORROWER:

                                         BINGHAM FINANCIAL SERVICES
                                         CORPORATION, a Michigan corporation



                                         By:
                                            ---------------------------------
                                            Jeffrey P. Jorissen, President